Exhibit 99.1

China Organic Agriculture, Inc. Appoints Mr. Kyle Jiang as Chairman
and Mr. Qian Qi as Chief Executive Officer

China Organic Agriculture, Inc. (OTC Bulletin Board: CNOA) ("China Organic Agriculture" or the "Company"), headquartered in Liaoning Province, China and engaged in the trading and distribution of agricultural products, today announced the election effective June 9, 2010 of Mr. Kyle Jiang as its new Chairman, and Mr. Qian Qi as its new Chief Executive Officer.  Mr. Jiang and Mr. Qi replace Mr. Jingsong Li, who is no longer with China Organic Agriculture, as Chairman and Chief Executive Officer.

From June 2007 to November 2009, Mr. Jiang served as Banking Investment Director at Shenzhen Careall Capital Investment. He was in charge of a variety of significant investment projects, including the $18 million fund raising for Bo Run Industrial in Shangdong, and assisted in the acquisitions of Shenzhen Skyrise Technology and China Security & Surveillance Technology, and the capital restructuring of SiKeDa.  Mr. Jiang’s extensive experience in capital markets has enabled him to build strong relationships with private equity firms, venture capital and investment firms, banks and law firms.

From July 2005 and June 2007 Mr. Jiang served as a financial manager at Topsearch Circuits (Shenzhen), which is one of the largest circuit producers in the Asia-Pacific region.   Mr. Jiang joined the Jilin Tianqin accounting firm after graduating from Changchun Taxation College with a major in Accounting in April 2000, and he subsequently became a Chinese Certified Public Accountant.  In that position he specialized in servicing large, public companies.

Mr. Qian Qi served as a senior manager for various international companies, including as Vice President of Great China International Group (China) Ltd., General Manager of Heji Huangpu Yantian Port Holdings Ltd., and as General Manager of the Chinese Division of Yantian International Container Terminals Limited.

Between 2002 and 2006 Mr. Qi studied and worked in universities and investment firms in the U.S. He was a partner and Managing Director of New York City based New Capitalist Investment Co., Ltd. from 2004 to 2006.

Mr. Qi’s experience as an accountant and operational manager makes him well suited to assume operational and strategic responsibilities at China organic Agriculture, and will enable him to provide investors with the information they need. Upon his election, Mr. Qi stated: “China’s economic growth and the increased disposable income of its citizens mean that the demand for agricultural products will become more diverse, an attractive situation for the Company’s trading operations. Additionally we expect that the health-related products of the Company’s recently acquired Changbai business will enable it to further participate in this growth. I look forward to working with the managers and staff of CNOA to respond to these opportunities and thus benefiting the return for our shareholders.”

Mr. Qi holds a master degree from Guanghua School of Management, Beijing University, as well as a MBA degree concentrating on finance and investment at the University of Bridgeport in Connecticut, USA, received in 2002 and 2004, respectively.

"Both Qian's vision and solid experience in corporate operations and strategic planning and Kyle’s relationships and extensive background in the financial markets will help the Company accelerate its growth and move to the next level”, said Mr. Bo Shan, CFO of China Organic Agriculture. “I’m glad to have them join us as CEO and Chairman of the Company. I look forward to working closely with Qian and Kyle.”

About China Organic Agriculture
China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products. For more information, please visit:
http://www.chinaorganicagriculture.com.

FORWARD-LOOKING STATEMENTS: Except for historical information, this press release contains forward-looking statements which reflect the China Organic Agriculture's current expectations regarding future events. These forward- looking statements involve risks and uncertainties, which if they occur, may cause actual results to differ materially from those contained in forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. The risks and uncertainties which could cause actual results to differ from those contained in our forward looking statements include, but are not limited to, changing market conditions, our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate and other risks detailed from time to time in China Organic Agriculture's ongoing quarterly filings and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Contact:

China Organic Agriculture, Inc.
Hans Shen
707-709-2321
Email: IR@cnoainc.com